Exhibit 10.1

CYTODYN INC.

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

This Amendment No. 2 to Consulting Agreement (this “Agreement”) is made and entered into on January 19, 2016 and effective as of January 19, 2016 (the “Effective Date”), by and between CytoDyn Inc., a Delaware corporation (the “Company”), and Denis R. Burger, Ph.D., an individual (“Consultant”).

WHEREAS, Consultant has served as an outside director of the Company’s Board of Directors (the “Board”) since February 7, 2014; and

WHEREAS, Consultant has over 25 years of experience managing scientific, operational, financial, and executive responsibilities in the biotech industry; and

WHEREAS, Company and Consultant entered into a Consulting Agreement on February 14, 2014 (the “Agreement”), pursuant to which the Company retained Consultant to advise the Company’s executive management team (the “Team”) and perform such other services as set forth in the Agreement);

WHEREAS, Company and Consultant entered into an amendment to the Agreement effective November 3, 2014 (“Amendment No. 1”);

WHEREAS, Company and Consultant wish to amend again certain terms of the Agreement, as amended:

NOW, THEREFORE, in consideration of the material promises set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Original Agreement.

2. Amendment to Section 2. Section 2 of the Agreement is hereby further amended by adding a new Section 2(f) as follows:

2(f) Consultant shall be appointed the Company’s Chief Science Officer and shall provide the Company with strategic advice with respect to scientific matters and leadership to explore and evaluate expanded opportunities for PRO 140.

3. Amendment to Section 4(a). Section 4(a) of the Agreement is hereby amended by deleting the existing paragraph 4(a) in its entirety and substituting the following in lieu thereof:

4(a) Monthly Fee. Consultant will receive as compensation hereunder monthly payments of $20,000, in cash, payable on or before the 15th day of each month, beginning on the Effective Date and for the term of this Agreement.

4. No Other Amendments. Except as expressly amended herein, the Agreement, as amended shall continue in full force and effect.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the state of Washington without giving effect to the choice of law provisions thereof.

6. Counterparts. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and each of their successors and assigns, including, without limitation, any successors or surviving entities thereto by operation of merger.

8. Entire Agreement. The Agreement, as amended hereby, constitutes the entire agreement of all parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. All references in the Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Agreement as amended hereby.

IN WITNESS WHEREOF, the parties have set their hands as of the Effective Date.

THE COMPANY CytoDyn Inc.		CONSULTANT Denis R. Burger, Ph.D.

By:	/s/ Nader Z. Pourhassan	/s/ Denis R. Burger, Ph.D.
	Nader Z. Pourhassan President and Chief Executive Officer	Denis R. Burger, Ph.D.

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